Exhibit 99.6

AMENDMENT

TO THE BYLAWS OF

LEXINGTON CORPORATE PROPERTIES TRUST

(EFFECTIVE AS OF JULY 23, 2006)

Section 2.09 of the Bylaws is hereby amended in its entirety as follows:

“SECTION 2.09. Action by Trustees. Unless statute, the Declaration of Trust or these By-Laws requires a greater proportion, the action of a majority of the trustees present at a meeting at which a quorum is present is action of the Board of Trustees. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business. In the absence of a quorum, the trustees present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Trustees may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the Board of Trustees and filed with the minutes of proceeding of the Board of Trustees. Notwithstanding the foregoing, in the event any of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P. or any other similar "UPREIT" partnership in which the Company or its affiliates is the general partner (each, an "Operating Partnership"), determines to distribute, on a per unit basis, to its limited partners an amount which is in excess of the largest corresponding distribution to be made by any other Operating Partnership, on a per unit basis (an "Excess Distribution"), such Excess Distribution shall require the approval of a majority of the Independent Trustees. For purposes of this Section 2.09, "Independent Trustees" means those members of the Board of Trustees who (i) have been designated by the Board of Trustees as "independent" under the applicable rules of the New York Stock Exchange (or other exchange on which the Company is then listed) and (ii) are not a limited partner of the Operating Partnership which is making the Excess Distribution. The prior two sentences of this Section 2.09 and any provision relating to the making of distributions in the organizational documents of the general partner of an Operating Partnership may only be amended by the vote of a majority of the Independent Trustees.”

This Amendment has been adopted by the Board of Trustees (the “Board”) of Lexington Corporate Properties Trust at a duly held meeting of the Board on, and effective as of, July 23, 2006.